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Berkeley Heights, NJ 07922

NASDAQ Grants Extension for Genta to Comply with Listing Requirements

Company Will Implement Reverse Stock Split to Retain Compliance

BERKELEY HEIGHTS, NJ – July 12, 2007 – Genta Incorporated (Nasdaq: GNTA) announced that the NASDAQ Listing Qualifications Panel has granted Genta’s request for continued listing of its securities on The NASDAQ Global Market. The continued listing is subject to certain conditions, including the implementation of a reverse stock split by no later than July 13, 2007 and Genta’s subsequent compliance with NASDAQ’s $1.00 minimum bid price requirement for a minimum of ten consecutive business days.

In order to retain compliance with listing requirements, Genta also announced today that its Board of Directors has approved a one-for-six reverse stock split of Genta’s Common Stock, and that the split will be effective with the open of trading on July 13, 2007. At the annual meeting of shareholders held on July 11, 2007, Genta’s shareholders approved a proposal authorizing the Board of Directors, in its discretion, to effect a reverse split of Genta’s outstanding common stock at a ratio within a specified range. The reverse split will reduce the outstanding number of shares of Genta’s Common Stock from approximately 184 million to approximately 31 million.

As a result of the reverse stock split, holders of certificates representing shares of “old” Genta Common Stock prior to the effective date have the right to receive, upon surrender of those certificates, “new” shares of Genta Common Stock at the ratio of one share of “new” Common Stock for every six shares of “old” Common Stock. No fractional shares will be issued in connection with the reverse stock split. Instead, holders of “old” shares who otherwise would have received fractional shares will receive an amount in cash equal to the value of such fractional shares based on the closing price of Genta’s Common Stock on July 12, 2007.

Effective July 13, 2007, Genta’s Common Stock will trade on The Nasdaq Global Market on a split-adjusted basis under the trading symbol “GNTAD”. Genta’s Common Stock will resume trading under the trading symbol “GNTA” on or about August 10, 2007.

Existing stockholders holding Genta Common Stock certificates will receive a Letter of Transmittal from the Company’s transfer agent, BNY Mellon Shareowner Services, with specific instructions regarding the exchange of shares. Questions regarding this exchange process can be addressed by contacting BNY Mellon Shareowner Services at 1-800-777-3674 (or 1-201-680-6654 from outside the U.S.).

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its oligonucleotide program. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•

the Company’s ability to meet the conditions for continued listing on the NASDAQ Global Market, including NASDAQ’s $1.00 minimum bid price requirement for a minimum of ten consecutive business days by no later than July 30, 2007.; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess

TS Communications Group, LLC

(908) 286-3980

info@genta.com